Charles Fussell, Esq.
Adam House
7-10 Adam Street
London, England WC2 6AA
charles fussell.com

September 5, 2007

Mr. Cory Gelmon, President and Chief Financial Officer
Banyan Corporation
Suite 207, 5005 Elbow Drive S.W.
Calgary, Alberta, Canada T2S 2T6

Re: Legal Service Agreement

Dear Mr. Gelmon:

          You have asked me to provide legal consulting services to Banyan Corporation (“your” or the “Company“) in connection with certain litigation matters, in particular, the case pending against Atlantic Law in the United Kingdom. To avoid misunderstandings, I have prepared this summary of our agreement for your approval.

          You agree to pay hourly fees for legal consulting services rendered at my prevailing rate per hour expended on your behalf. Upon signing of this agreement, a fee of 4,000,000 shares of the your Common Stock, no par value (the “Shares”), having an anticipated resale price of $.02 per share, shall become due and payable. This fee includes a reasonable retainer for services to be rendered. The Company shall file promptly a Registration Statement on Form S-8 with the United States Securities Exchange Commission to cover the resale of the Shares to the public. Promptly after the effective date of said registration statement, the Shares will be delivered without restrictive legend as designated. The Company will bear the costs of the registration and issuance of the Shares.

          From time to time, the Shares and/or the proceeds from the sale of the Shares shall be applied from trust to the balance due for professional fees and disbursements, including the balance due for professional fees and disbursements incurred prior to the date hereof. To the extent the Shares and the proceeds from the Shares exceed the balance due for professional fees and disbursements, such excess shall be held in trust for the benefit of the Company. To the extent the Shares and the proceeds from the Shares do not exceed the balance due for professional fees and disbursements the difference shall remain outstanding.

          You also agree to pay for disbursements. Disbursements include, among other things, delivery and airfreight charges, postage, photocopying costs, court costs, computer research time, long distance telephone charges, and other costs and expenses

Mr. Cory Gelmon
Banyan Corporation
September 5, 2007
Page 2

advanced on your behalf. In some instances, costs may be billed directly to you or requested in advance and not advanced by me.

          I will render periodic statements reflecting the balance due for professional fees and disbursements, the proceeds from the sale of the Shares, and the balance due, if any. The balance due shall be payable upon receipt of the statement. Unpaid balances hereunder shall bear interest at the rate of 12% per annum simple interest.

          I agree to use my best efforts to perform all services required in connection with my engagement in a professional, competent and timely manner. You acknowledge that such performance depends, in part, upon the prompt receipt of documentation, information, authorizations and instructions from you, your prompt review and execution of documents, and your cooperation in general.

          You may terminate my engagement at any time for any reason. I may terminate the engagement by notifying you in writing if you fail to pay as agreed or do not cooperate with me or for any other just reason. In the event of termination of this agreement, I will promptly remit a statement indicating the then current balance due or remit the credit balance (Shares or cash), if any, in your account.

          The terms of this agreement are effective from the date I first rendered services to Banyan.

          I appreciate your confidence and look forward to working with you. If the foregoing correctly sets forth our understanding, please sign and return the enclosed copy of this letter.

Very truly yours,

Charles Fussell, Esq.

          Agreed to and accepted this 5th day of September, 2007.

BANYAN CORPORATION

Cory Gelmon, President and Chief Financial
Officer